Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE SECOND QUARTER ENDED MARCH 31, 2016

NEW YORK, NY, May 16, 2016 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for our second quarter ended March 31, 2016.

ALJ acquired Faneuil, Inc. (“Faneuil”) in October 2013, Floors-N-More, LLC, dba Carpets N’ More (“Carpets”) in April 2014 and Phoenix Color Corp. (“Phoenix”) in August 2015. Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to government and regulated commercial clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with five retail locations, as well as a stone and solid surface fabrication facility. Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Results for Second Quarter Ended March 31, 2016

Our financial statements reflect the full operations of Faneuil from October 18, 2013, Carpets from April 1, 2014 and Phoenix from August 9, 2015.

Investment Highlights

Results for ALJ for Second Quarter

•	ALJ recognized consolidated revenue of $66.3 million for the three months ended March 31, 2016 compared to $53.2 million for the three months ended March 31, 2015 and $64.8 million for the three months ended December 31, 2015.

•	ALJ recognized consolidated adjusted EBITDA of $6.8 million for the three months ended March 31, 2016 compared to $4.3 million for the three months ended March 31, 2015 and $6.1 million for the three months ended December 31, 2015.

•	ALJ posted consolidated net income of $0.4 million and earnings per share (EPS) of $0.01 (diluted) for the three months ended March 31, 2016 compared to net income of $1.9 million and EPS of $0.06 (diluted) for the three months ended March 31, 2015 and net income of $0.3 million and EPS of $0.01 (diluted) for the three months ended December 31, 2015.

•	ALJ recognized consolidated revenue of $131.1 million for the six months ended March 31, 2016 compared to $103.1 million for the six months ended March 31, 2015.

•	ALJ recognized consolidated adjusted EBITDA of $12.9 million for the six months ended March 31, 2016 compared to $9.2 million for the six months ended March 31, 2015.

•	ALJ posted net income of $0.8 million and earnings per share (EPS) of $0.02 (diluted) for the six months ended March 31, 2016 compared to net income of $4.8 million and EPS of $0.14 (diluted) for the six months ended March 31, 2015.

Results for Faneuil for Second Quarter

•	Faneuil recognized revenue of $33.9 million for the three months ended March 31, 2016 compared to $42.4 million for the three months ended March 31, 2015 and $33.8 million for the three months ended December 31, 2015.

•	Faneuil recognized adjusted EBITDA of $2.3 million for the three months ended March 31, 2016 compared to $4.3 million for the three months ended March 31, 2015 and $2.8 million for the three months ended December 31, 2015.

•	Faneuil recognized revenue of $67.7 million for the six months ended March 31, 2016 compared to $83.1 million for the six months ended March 31, 2015.

•	Faneuil recognized adjusted EBITDA of $5.1 million for the six months ended March 31, 2016 compared to $9.7 million for the six months ended March 31, 2015.

•	Faneuil estimates its revenue for the three months ending June 30, 2016 to be in the range of $30.3 million to $33.5 million, compared to $36.2 million for the three months ending June 30, 2015.

Results for Carpets for Second Quarter

•	Carpets recognized revenue of $11.4 million for the three months ended March 31, 2016 compared to $10.8 million for the three months ended March 31, 2015 and $11.7 million for the three months ended December 31, 2015.

•	Carpets recognized adjusted EBITDA of $0.04 million for the three months ended March 31, 2016 compared to $0.2 million for the three months ended March 31, 2015 and ($0.1) million for the three months ended December 31, 2015.

•	Carpets recognized revenue of $23.1 million for the six months ended March 31, 2016 compared to $20.0 million for the six months ended March 31, 2015.

•	Carpets recognized adjusted EBITDA of ($0.1) million for the six months ended March 31, 2016 compared to $0.1 million for the six months ended March 31, 2015.

•	Carpets estimates its revenue for the three months ending June 30, 2016 to be in the range of $12.1 million to $13.0 million, compared to $12.5 million for the three months ending June 30, 2015.

Results for Phoenix for Second Quarter

•	Phoenix recognized revenue of $21.0 million for the three months ended March 31, 2016 compared to $19.3 million for the three months ended December 31, 2015. Phoenix was acquired on August 9, 2015 and therefore no comparable numbers for prior periods are presented.

•	Phoenix recognized adjusted EBITDA of $4.9 million for the three months ended March 31, 2016 compared to $4.2 million for the three months ended December 31, 2015. Phoenix was acquired on August 9, 2015 and therefore no comparable numbers for prior periods are presented.

•	Phoenix recognized revenue of $40.2 million for the six months ended March 31, 2016 Phoenix was acquired on August 9, 2015 and therefore no comparable numbers for prior periods are presented.

•	Phoenix recognized adjusted EBITDA of $9.1 million for the six months ended March 31, 2016. Phoenix was acquired on August 9, 2015 and therefore no comparable numbers for prior periods are presented.

•	Phoenix estimates its revenue for the three months ending June 30, 2016 to be in the range of $19.7 million to $21.0 million.

ALJ Regional Holdings, Inc.

(in thousands, except share and per share)

Three Months ended March 31,	2016	2015
Net revenue	$66,279	$53,188
Net income	$443	$1,938
Net income per share (Diluted)	$0.01	$0.06
Shares outstanding (Diluted)	36,146,687	34,663,513

Six Months ended March 31,	2016	2015
Net revenue	$131,076	$103,052
Net income	$767	$4,822
Net income per share (Diluted)	$0.02	$0.14
Shares outstanding (Diluted)	36,181,686	34,659,347

Jess Ravich, Executive Chairman of ALJ, said, “On May 11, our stock commenced trading on the Nasdaq Stock Market. We decided to list our stock on a national securities exchange to provide investors with a better opportunity to invest in our company. In connection with this transaction, we incurred one-time costs of $0.7 million.”

Mr. Ravich continued, “We have been making investments in all of our subsidiaries to allow for continued product line expansions. During the quarter certain expenses were incurred in connection with these initiatives. We believe the positive impact of such investments will begin to be realized over the remainder of the year and for years to come.”

“While revenue growth presented some challenges for us in the second quarter due to the planned expiration of a few large customer contracts, I am pleased to report that we are ramping up operations on several new contracts. I expect these new customer contracts to replace the lost revenue in the near term.” said Anna Van Buren, CEO of Faneuil.

Regarding Carpets, Steve Chesin, CEO of Carpets, noted, “I am pleased with our revenue growth from the prior comparable quarter.” He went on to say, “We recently invested in robotic equipment which will allow us to become a fully automated solid surface facility, increasing our production capabilities. This will further our cost reduction efforts by reducing overhead expenses and drive our operating margins higher.”

Marc Reisch, Executive Chairman of Phoenix Color stated, “We are pleased with our second quarter results which included higher sales from new product categories, and continued effective cost management. Over the past few months, Phoenix has also renewed or extended multi year agreements with three of its largest customers which, in the aggregate, we expect will result in higher sales volume offset in part by lower pricing. During the second quarter, this lower pricing was in effect, however, the increase in sales volume is not anticipated to ramp up until 2017.”

Non-GAAP Financial Measures

In this release, we present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that we believe are useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We define adjusted EBITDA as net income before interest income and expense, income taxes, non-cash stock based compensation, depreciation and amortization. We present adjusted EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of our company. Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison. A reconciliation of our adjusted EBITDA to operating income, the most directly comparable GAAP measure, can be obtained by subtracting depreciation and amortization, non-cash stock based compensation and non-recurring fees associated with ALJ’s uplisting to the NASDAQ from ALJ adjusted EBITDA. A reconciliation of Faneuil’s, Carpets’ and Phoenix’s adjusted EBITDA to operating income, the most directly comparable GAAP measure, can be obtained by subtracting depreciation and amortization and non-cash stock based compensation from consolidated operating income. Following is a reconciliation of consolidated operating income to consolidated adjusted EBITDA (in thousands):

Three Months ended March 31,	2016	2015
Consolidated operating income	$2,896	$2,586
Adjustments:
Depreciation and amortization expense	3,197	1,660
Stock-based compensation expense One-time uplisting fees	327 338	36 0

Consolidated adjusted EBITDA	$6,758	$4,282

Six Months ended March 31,	2016	2015
Consolidated operating income	$5,465	$6,026
Adjustments:
Depreciation and amortization expense	6,327	3,091
Stock-based compensation expense One-time uplisting fees	425 663	73 0

Consolidated adjusted EBITDA	$12,880	$9,190

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries; Floors-N-More, LLC, dba Carpets N’ More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with five retail locations; and Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

This press release contains forward-looking statements. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our expected revenue growth, financial projections, business growth, and other statements including the words “believe,” “anticipate,” “intend,” “expect,” “will” and similar expressions. You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our Form 10-Q filed with the U.S. Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov. All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.

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